Extension To Kraig T. Higginson Promissory Note/LOC

Reference is made to the Promissory note by and between the undersigned parties, Sundance Strategies, Inc. and Kraig T. Higginson, said note originally dated July 22, 2015, subsequently extended to November 30, 2026.

Be it known, that for good consideration the parties made the following additions or changes to said contract as if contained therein:

1. Total amount of the promissory note/line of credit to be increased to an amount not to exceed $4,600,000.
2. Due date for the note is extended to the earlier of November 30, 2026 or at the time when the anticipated additional raise of funds is successful.
3. As consideration for extending this note, Kraig T. Higginson will receive 1,544,550 warrant shares of Sundance Strategies, Inc. stock. As consideration for extending the note and LOC, Kraig T. Higginson will receive 1,544,550 warrant shares of Sundance Strategies, Inc. The warrant share calculation is based upon the formula of a 12 month extension and figured pro rata if shorter than 12 months: *(12 month extension x 20,000 warrants = 240,000 + 1 warrant for each $1 of principle balance = X, divided by the number of months extending)*. In this case, 12 months x 20,000 warrants = 240,000 plus $1,304,550 x 1 warrant for each $1 of principle = 1,304,550 warrants. Adding the 1,304,550 to the 12 month extension of 240,000 warrants equals a total of 1,544,550 warrants. These warrants will have a 5 year available exercise window from the date of this extension at a price of $ 0.41 per warrant share. All other terms and conditions shall remain in full force and effect. The Company will have no obligation to register these shares.

All other terms and provisions shall remain in full force and effect.

Sundance Strategies, Inc.

By: Randall F. Pearson, It's President

Kraig T. Higginson

By: Kraig T. Higginson

Signed this 24th day of January 2025.